Exhibit D

[Letterhead of Sullivan & Cromwell LLP]

March 20, 2020

Asian Infrastructure Investment Bank,

B-9 Financial Street, Xicheng District,

Beijing 100033,

People’s Republic of China.

Ladies and Gentlemen:

We have acted as counsel to the Asian Infrastructure Investment Bank, a multilateral development bank (“AIIB”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement pursuant to Schedule B (the “Registration Statement”) of the Securities Act of 1933 (the “Act”), relating to the registration under the Act, and the proposed issuance and sale on a delayed or continuous basis pursuant to Release Nos. 33-6240 and 33-6424 under the Act, of debt securities of AIIB in one or more series (the “Securities”).

In rendering this opinion, we have examined the following documents:

1.

The Fiscal Agency Agreement dated May 16, 2019 (the “Fiscal Agency Agreement”) between the Bank and Citibank, N.A., London Branch, as fiscal agent, relating to the Securities, filed as an exhibit to the Registration Statement; and

2.	The forms of Securities included as exhibits to the Fiscal Agency Agreement.

We also have examined such records of AIIB, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Asian Infrastructure Investment Bank	- 2 -

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Fiscal Agency Agreement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon AIIB and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over AIIB, and the Securities have been duly executed and authenticated in accordance with the Fiscal Agency Agreement and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of AIIB, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of AIIB and other sources believed by us to be responsible, and we have assumed, without independent verification, that AIIB has duly authorized the execution and delivery of the Fiscal Agency Agreement and the Securities and the performance of AIIB’s obligations thereunder.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ SULLIVAN & CROMWELL LLP